EXHIBIT 23.6
CONSENT OF OXFORD ADVISORS
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 of Renegy Holdings, Inc. (File No. 333-144110) and related Proxy Statement/Prospectus (as may be amended from time to time, the “Registration Statement”) and to the inclusion of the summary of our warrant valuation report dated as of May 4, 2007 appearing under the caption “Notes to Unaudited Pro Forma Condensed Combined Financial Statements” in the Registration Statement.

/s/ Ben Ederer

Oxford Advisors
Phoenix, Arizona
August 7, 2007